Exhibit 3.1

CONSOLIDATED EDISON COMPANY OF NEW YORK, INC.

BOARD OF TRUSTEES

April 16, 2009

RESOLVED, That, effective with the opening of business on May 18, 2009, the first sentence of Section 8 of the By-Laws be, and the same hereby is, amended to read as follows:

“Section 8. The affairs of the Company shall be managed under the direction of a Board consisting of twelve Trustees, who shall be elected annually by the stockholders by ballot and shall hold office until their successors are elected and qualified.”